As filed with the Securities and Exchange Commission on June 3, 2016

Registration No. 333-205327

Registration No. 333-205329

Registration No. 333-205330

Registration No. 333-205332

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-205327

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-205329

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-205330

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-205332

UNDER

THE SECURITIES ACT OF 1933

BAXALTA INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	47-1869689
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Lakeside Drive,

Bannockburn, Illinois

(224) 940-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Baxalta Incorporated and Subsidiaries Incentive Investment Plan

Baxalta Incorporated 2015 Incentive Plan

Baxalta Incorporated and Subsidiaries Deferred Compensation Plan

Baxalta Incorporated Employee Stock Purchase Plan

(Full Titles of the Plans)

Stephanie D. Miller

Senior Vice President, Associate General Counsel and Corporate Secretary

Baxalta Incorporated

1200 Lakeside Drive,

Bannockburn, Illinois

(224) 940-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Christopher Comeau

Paul Kinsella

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, Massachusetts 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Baxalta Incorporated, a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following registration statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) to deregister any and all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”) and deferred compensation plan obligations registered but unsold or otherwise unissued under each of the following Registration Statements as of the date hereof:

•                  Registration Statement on Form S-8 (No. 333-205327), pertaining to the registration of an aggregate of 600,000 Shares, issuable under the Baxalta Incorporated and Subsidiaries Incentive Investment Plan, which was filed with the Securities and Exchange Commission (the “Commission”) on June 29, 2015.

•                  Registration Statement on Form S-8 (No. 333-205329), pertaining to the registration of an aggregate of 87,500,000 Shares, issuable under the Baxalta Incorporated 2015 Incentive Plan, which was filed with the Commission on June 29, 2015.

•                  Registration Statement on Form S-8 (No. 333-205330), pertaining to the registration of an aggregate of $40,000,000 in deferred compensation plan obligations under the Baxalta Incorporated and Subsidiaries Deferred Compensation Plan, which was filed with the Commission on June 29, 2015.

•                  Registration Statement on Form S-8 (No. 333-205332), pertaining to the registration of an aggregate of 3,000,000 Shares issuable under the Baxalta Incorporated Employee Stock Purchase Plan, which was filed with the Commission on June 29, 2015.

Pursuant to an Agreement and Plan of Merger, dated as of January 11, 2016, by and among Shire plc, a company incorporated in Jersey (“Shire”), BearTracks, Inc., a Delaware corporation and a wholly owned subsidiary of Shire (“Merger Sub”), and the Registrant, pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub was merged with and into the Registrant, with the Registrant being the surviving corporation (the “Merger”). The Merger became effective on June 3, 2016.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements.  The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all (i) Shares and (ii) deferred compensation plan obligations registered but unsold or otherwise unissued under each of the above Registration Statements as of the date hereof.

This filing is made in accordance with an undertaking made by the Registrant in Part II of certain of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remained unsold at the termination of the offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bannockburn, State of Illinois, on June 3, 2016.

BAXALTA INCORPORATED

By:	/s/ John F. Miller
Name:	John F. Miller
Title:	President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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